Analyst Coverage Initiated for HAVOC: OTC:AEND

Wednesday October 3, 10:50 am ET

HOUSTON--(BUSINESS WIRE)--Chartered Financial Analyst, Chet Gutowsky initiated coverage of HAVOC energy drink parent, American Enterprise Development Corp. (OTC:AEND - today with a speculative buy and hold recommendation. The price target for year end is $3.40 according to Mr. Gutowsky.

He notes that energy drink sales have risen over 516% in the last five years. HAVOC has a regular and sugar-free product as well as owning 35% of a captive beverage distributor. Because energy drink consumers are primarily younger than 40 years old, HAVOC co-brands with major sports franchises and entertainment venues to attract young consumers.

Mr. Gutowsky analyzed HAVOC with a peer group of companies including: Hanson Natural, Inc. (NASDAQ: HANS) the maker of Monster energy drink; Jones Soda, JSDA, Reed's, Inc. REED and other specialty beverage manufacturers. The average share price for the pear group was $15.74. He estimated a target price of $3.40 for AEND by year end.

"We are pleased that this analyst understands the industry and the nature of our business," commented C.K. Williams, AEND's President." We look forward to continuing to grow our market share in the energy drink industry," he added.

HAVOC is owned by American Enterprise Development Corp. (OTC:AEND). More information is available at our Web site:

HAVOC Distribution, Inc. is based in Dallas, Texas. It develops, manufactures and distributes energy drink products through strong affiliations with collegiate universities and conferences, professional sports franchises and corporate alliances. American Enterprise Development is represented by Sports Media, Inc.

Mr. Gutowsky is a Chartered Financial Analyst ("CFA") with over 30 experience a financial professional. He was not compensated for his report.

Safe Harbor Statement:

This news release contains certain "forward-looking statements" within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it can provide no assurance that actual results will meet or exceed such expectations.

Contact:

American Enterprise Development Corporation
Brim Basom, 972-418-0225
Fax: 972-418-8558

sales@havocenergy.com